     As filed with the Securities and Exchange Commission on June 3, 2005.
                              Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              RAIT INVESTMENT TRUST
                              ---------------------
             (Exact name of registrant as specified in its charter)

                   Maryland                                  23-2919819
                   --------                                  ----------
         (State or other jurisdiction                     (I.R.S. Employer
       of incorporation or organization)                 Identification No.)

          c/o RAIT Partnership, L.P.
        1818 Market Street, 28th Floor
               Philadelphia, PA                               19103
   ----------------------------------------                 ----------
   (Address of Principal Executive Offices)                 (Zip Code)

               RAIT INVESTMENT TRUST 2005 EQUITY COMPENSATION PLAN
               ---------------------------------------------------
                            (Full title of the plan)

                               Ellen J. DiStefano
                              RAIT Investment Trust
                           c/o RAIT Partnership, L.P.
                         1818 Market Street, 28th Floor
                             Philadelphia, PA 19103
                             ----------------------
                     (Name and address of agent for service)

                                 (215) 861-7900
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                              Anders Laren, Esquire
                      Ledgewood, a professional corporation
                        1521 Locust Street - Eighth Floor
                             Philadelphia, PA 19102
                                 (215) 731-9450

                         CALCULATION OF REGISTRATION FEE

                                      PROPOSED    PROPOSED
  TITLE OF                             MAXIMUM     MAXIMUM
 SECURITIES           AMOUNT          OFFERING    AGGREGATE       AMOUNT OF
    TO BE             TO BE           PRICE PER   OFFERING       REGISTRATION
 REGISTERED       REGISTERED (1)      SHARE(2)      PRICE            FEE
-------------     --------------      --------   -----------     ------------
Common shares
of beneficial
interest,
par value
$.01 per
share             900,000 shares      $28.49     $25,641,000         $3,018

(1) This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low prices of the registrant's common shares as reported on the New York Stock Exchange on May 26, 2005.

                                EXPLANATORY NOTE

      RAIT Investment Trust, a Maryland real estate investment trust, previously filed a Registration Statement on Form S-8 (Registration No. 333-67452) (the "First Registration Statement") with the Securities and Exchange Commission ("SEC") on August 14, 2001, for the purpose of registering the registrant's common shares, par value $0.01 per share (the "Common Shares"), issuable upon the exercise of options granted pursuant to the registrant's Amended and Restated RAIT Investment Trust 1997 Stock Option Plan (the "Equity Plan"). At the time of the filing of the First Registration Statement, 800,000 Common Shares were authorized for issuance under the Equity Plan. On July 16, 2002, the shareholders of registrant voted to approve increasing the size of the Equity Plan by 800,000 Common Shares. On October 25, 2002, the registrant filed a Registration Statement on Form S-8 (Registration No. 333-100766) (the "Second Registration Statement") registering these 800,000 Common Shares. On May 18, 2005, the shareholders of registrant voted to amend and restate the Equity Plan, including renaming the Equity Plan the "RAIT Investment Trust 2005 Equity Compensation Plan" and increasing the total number of Common Shares authorized for issuance under the Equity Plan by 900,000 Common Shares, to 2,500,000 Common Shares. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the First Registration Statement and the Second Registration Statement, except as otherwise set forth herein. This Registration Statement brings the total number of authorized and registered shares under the Equity Plan to 2,500,000.

      As permitted by Rule 429 under the Securities Act of 1933, the resale prospectus filed together with this Registration Statement shall be deemed to be a combined resale prospectus which shall also relate to the Common Shares registered on the registrant's previously filed First Registration Statement and Second Registration Statement.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

RESALE PROSPECTUS

                              RAIT INVESTMENT TRUST

              UP TO 2,500,000 COMMON SHARES OF BENEFICIAL INTEREST

      This prospectus is part of a registration statement that we filed with the SEC on Form S-8. On Form S-8 we registered the common shares of beneficial interest issuable pursuant to equity compensation granted under our RAIT Investment Trust 2005 Equity Compensation Plan to persons eligible to use Form S-8, including our employees, trustees and certain consultants. We sometimes refer to this plan as the 2005 equity compensation plan or the equity plan. The types of equity compensation issuable under the equity plan include options, share appreciation rights (or SARs), phantom units (or units), share awards, dividend equivalents or other share-based awards.

      This prospectus may be used by certain persons who may be deemed to be our "affiliates" under federal securities laws to sell a maximum of 2,500,000 common shares which have been or may be granted or otherwise acquired by them pursuant to equity compensation granted under the 2005 equity compensation plan. These persons include those of our employees and trustees who are listed on page 29 below as "selling shareholders." We encourage our employees and trustees to acquire common shares pursuant to this equity compensation. We believe that this prospectus and the registration statement of which it is a part, which permits resales of shares so acquired by our employees and trustees, encourages acquisition of common shares by our employees and trustees by providing liquidity for their investment. Accordingly, while these selling shareholders may sell up to the number of common shares listed in the "Common Shares Registered Under This Prospectus" column opposite their respective names at any time or from time to time until the termination of this offering, they are not required to sell any shares.

      Our common shares are listed for trading on the New York Stock Exchange under the symbol "RAS." For more information on how the selling shareholders may sell these shares, please read the section of the prospectus entitled "Plan of Distribution."

      Our address is c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 861-7900.

      YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated June 3, 2005.

                           FORWARD-LOOKING STATEMENTS

      This prospectus and any prospectus supplement accompanying this prospectus contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including those prefaced by the words "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things:

         - business and economic conditions, especially as they affect interest rates and the value of real property;

         - defaults by borrowers in paying debt service on our loans, particularly our subordinated loans;

         -  illiquidity of our portfolio of loans and property interests;

         - our possible inability to originate or acquire loans or property interests on favorable terms; and

         - our possible inability to maintain our qualification as a real estate investment trust or our exemption from registration under the Investment Company Act.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are discussed in the "Risk Factors" section of the prospectus, as well as in reports filed by us from time to time with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus and any prospectus supplement accompanying this prospectus might not occur.

                                   OUR COMPANY

GENERAL

      RAIT Investment Trust is a real estate investment trust, or REIT, formed under Maryland law. We conduct our operations through RAIT Partnership, L.P., a limited partnership that owns substantially all of our assets. Our wholly-owned subsidiaries, RAIT General, Inc. and RAIT Limited, Inc., are the sole general partner and sole limited partner, respectively, of RAIT Partnership. We sometimes refer to RAIT Investment Trust and RAIT Partnership, along with RAIT General and RAIT Limited, using the words "we," "our" and "us."

      We make investments in real estate primarily by:

         -  making real estate loans;

         -  acquiring real estate loans; and

         -  acquiring interests in real estate.

      We seek to generate income for distribution to our shareholders from a combination of interest and fees on loans, rents and other income from our interests in real estate and proceeds from the sale of our investments.

                                  RISK FACTORS

      This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated in this prospectus by reference or any supplement to this prospectus, before purchasing any of the securities offered by this prospectus. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

                            INVESTMENT ACTIVITY RISKS

   The value of our investments depends on conditions beyond our control. Our investments are primarily loans secured directly or indirectly by real estate, interests in entities whose principal or sole assets are real estate or direct ownership of real estate. As a result, the value of our investments depends primarily upon the value of the real estate underlying our investments which is affected by numerous factors beyond our control including general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other factors beyond our control. The value of this underlying real estate may also be affected by factors such as the costs of compliance with use, occupancy and similar regulations, potential or actual liabilities under applicable environmental laws, changes in interest rates and the availability of financing. Income from a property will be adversely affected if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of this underlying real estate, particularly significant expenses such as mortgage payments, insurance, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

   Any investment may also be affected by a borrower's failure to comply with the terms of our investment, borrower's bankruptcy, insolvency, reorganization or foreclosure proceedings, all of which may require us to become involved in expensive and time-consuming litigation. Some of our investments defer some portion of our return to loan maturity or the mandatory redemption date. The borrower's ability to satisfy these deferred obligations may depend upon its ability to obtain suitable refinancing or to otherwise raise a substantial amount of cash. These risks may be subject to the same considerations we describe in this "Investment Activity Risks" section.

   Longer term, subordinate and non-traditional loans may be illiquid and their value may decrease. Our loans generally have maturities between two and five years, are subordinated and typically do not conform to traditional loan underwriting criteria. Our loans are relatively illiquid investments and we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions. As a result, the fair market value of our portfolio may decrease in the future.

   Our real estate interests are illiquid and their value may decrease. Real estate interests are relatively illiquid. Therefore, we may have only a limited ability to vary our portfolio of real estate interests quickly in response to changes in economic or other conditions. As a consequence, the fair market value of some or all of our real estate interests may decrease in the future. Provisions in the Internal Revenue Code and related regulations impose a 100% tax on gains realized by a REIT from property held as a dealer primarily for sale to customers in the ordinary course of business. These provisions may limit our ability to sell our real estate interests. For a discussion of federal income tax considerations in selling a real estate interest, you should read "Risk Factors -- Legal and Tax Risks -- Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax."

   Our subordinated investments may involve increased risk of loss. We emphasize mezzanine loans and other forms of subordinated financing, such as investments consisting of unconsolidated real estate interests. Because of their subordinate position, these subordinated investments carry a greater credit risk than senior lien financing, including a substantially greater risk of non-payment. If a borrower defaults on our subordinated investment or on debt senior to us, our subordinated investment will be satisfied only after the senior debt is paid off, which may result in our being unable to recover the full amount, or any, of our investment. A decline in the real estate market could adversely affect the value of the property so that the aggregate outstanding balances of senior liens may exceed the value of the underlying property.

   Where debt senior to our investment exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process. In the event of a default on a senior loan, we may elect to make payments, if we have the right to do so, in order to prevent foreclosure on the senior loans. When we originate or acquire a subordinated investment, we may not have the right to service senior loans. The servicers of the senior loans are responsible to the holders of those loans, whose interests will likely not coincide with ours, particularly in the event of a default. Accordingly, the senior loans may not be serviced in a manner advantageous to us. It is also possible that, in some cases, a "due on sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property if we foreclose, increasing our risk of loss.

   We have loans that are not collateralized by recorded or perfected liens on the real estate underlying our loans. Some of the loans not collateralized by liens are secured instead by deeds-in-lieu of foreclosure, also known as "pocket deeds." A deed-in-lieu of foreclosure is a deed executed in blank that the holder is entitled to record immediately upon a default in the loan. Loans that are not collateralized by recorded or perfected liens are subordinate not only to existing liens encumbering the underlying property, but also to future judgments or other liens that may arise as well as to the claims of general creditors of the borrower. Moreover, filing a deed-in-lieu of foreclosure with respect to these loans will usually constitute an event of default under any related senior debt. Any such default would require us to assume or pay off the senior debt in order to protect our investment. Furthermore, in a borrower's bankruptcy, we will have materially fewer rights than secured creditors and, if our loan is secured by equity interests in the borrower, fewer rights than the borrower's general creditors. Our rights also will be subordinate to the lien-like rights of the bankruptcy trustee. Moreover, enforcement of our loans against the underlying properties will involve a longer, more complex, and likely, more expensive legal process than enforcement of a mortgage loan. In addition, we may lose lien priority in many jurisdictions, to persons who supply labor and materials to a property. For these and other reasons, the total amount that we may recover from one of our investments may be less than the total amount of that investment or our cost of an acquisition of an investment.

   Our investments in unconsolidated real estate interests may involve increased risk of loss. We may originate or acquire investments consisting of unconsolidated real estate interests. These investments may be illiquid or otherwise have features that may make it difficult for us to obtain a return of our investment in the event of default. These investments will be subordinate not only to existing liens encumbering the underlying property but also to future judgment or other liens that may arise and to the claims of general creditors of the owner of the underlying properties.

   Loans secured by equity interests in entities owning real estate may involve increased risk of loss. We may originate or acquire loans secured by direct and/or indirect interests in entities owning real estate rather than by a direct security interest in the underlying properties. These loans may be illiquid or otherwise have features that may make it difficult for us to obtain a return of our investment in the event of a default. Loans secured by these interests will be subordinate not only to existing liens encumbering the underlying property but also to future judgments or other liens that may arise and to the claims of general creditors of the owner of the underlying properties.

   Acquisitions of loans may involve increased risk of loss. When we acquire existing loans, we generally do so at a discount from both the outstanding balances of the loans and the appraised value of the properties underlying the loans. Typically, discounted loans are in default under the original loan terms or other requirements and are subject to forbearance agreements. A forbearance agreement typically requires a borrower to pay to the lender all revenue from a property after payment of the property's operating expenses in return for the lender's agreement to withhold exercising its rights under the loan documents. Acquiring loans at a discount involves a substantially higher degree of risk of non-collection than loans that conform to institutional underwriting criteria. We do not acquire a loan unless material steps have been taken toward resolving problems with the loan, or its underlying property. However, previously existing problems may recur or other problems may arise.

   Financing with high loan-to-value ratios may involve increased risk of loss. A loan-to-value ratio is the ratio of the amount of our financing, plus the amount of any senior indebtedness, to the appraised value of the property underlying the loan. Most of our financings have loan-to-value ratios in excess of 80% and many have loan-to-value ratios in excess of 90%. We expect to continue making loans with high loan-to-value ratios. By reducing the margin available to cover fluctuations in property value, a high loan-to-value ratio increases the risk that, upon default, the amount obtainable from the sale of the underlying property may be insufficient to repay the financing.

   Interest rate changes may adversely affect our investments. Changes in interest rates affect the market value of our investment portfolio. In general, the market value of a loan will change in inverse relation to an interest rate change where a loan has a fixed interest rate or only limited interest rate adjustments. Accordingly, in a period of rising interest rates, the market value of such a loan will decrease. Moreover, in a period of declining interest rates, real estate loans with rates that are fixed or variable only to a limited extent may have less value than other income-producing securities due to possible prepayments. Interest rate changes will also affect the return we obtain on new loans. In particular, during a period of declining rates, our reinvestment of loan repayments may be at lower rates than we obtained in prior investments or on the repaid loans. Also, increases in interest rates on debt we incur may not be reflected in increased rates of return on the investments funded through such debt, which would adversely affect our return on those investments. Accordingly, interest rate changes may materially affect the total return on our investment portfolio, which in turn will affect the amount available for distribution to shareholders.

   We may not obtain appreciation interests at the rate we seek, or at all, and we may not benefit from appreciation interests we do obtain. In addition to an agreed upon interest rate, we occasionally obtain appreciation interests from our borrowers. Appreciation interests require a borrower to pay us a percentage of the property's excess cash flow from operations , or of the net proceeds resulting from the property's sale or refinance. The appreciation interests we have historically obtained have ranged from 5-30%. However, in the future we may not be able to obtain appreciation interests in this range or at all. In addition, while we have sought to structure the interest rates on our existing loans to maximize our current yield, we may in the future accept a lower interest rate to obtain an appreciation interest. The value of any appreciation interest depends on the performance and value of the property underlying the loan and, thus, is subject to real estate investment risks. Accordingly, we may not realize any benefits from our appreciation interests.

   Appreciation interests may cause us to lose our lien priority. Because appreciation interests allow us to participate in the increase in a property's value or revenue, courts, including a court in a borrower's bankruptcy arrangement or similar proceeding, could determine that we should be treated as a partner of, or joint venturer with, the borrower. If a court makes that determination, we could lose our lien priority in the property or lose any benefit of our lien.

   The competition for making investments in real estate may limit our ability to achieve our objectives. We may encounter significant competition from public and private companies, including other finance companies, mortgage banks, pension funds, savings and loan associations, insurance companies, institutional investors, investment banking firms and other lenders and industry participants, as well as individual investors. This competition could reduce our yields and make it more difficult to obtain appreciation interests. It may also increase the price, and thus reduce potential yields, on discounted loans we acquire. Many of our competitors have substantially greater assets than we do. As such, they have the ability to make larger loans and to reduce the risk of loss from any one loan by having a more diversified loan portfolio. An increase in the general availability of funds to lenders, or a decrease in the amount of borrowing activity, may increase competition for making loans and may reduce obtainable yields or increase the credit risk inherent in the available loans.

   Usury statutes may impose interest ceilings and substantial penalties for violations. Interest we charge on our loans, which may include amounts received from appreciation interests, may be subject to state usury laws. These laws impose maximum interest rates that may be charged on loans and penalties for violation, including repayment of excess interest and unenforceability of debt. We seek to structure our loans so that we do not violate applicable usury laws, but uncertainties in determining the legality of interest rates and other borrowing charges under some statutes may result in inadvertent violations.

   Lease expirations, lease defaults and lease terminations may adversely affect our revenue. Lease expirations, lease defaults and lease terminations may result in reduced revenues from our real estate interests if the lease payments received from replacement tenants are less than the lease payments received from the expiring, defaulting or terminating tenants. In addition, lease defaults by one or more significant tenants, lease terminations by tenants following events causing significant damage to the property or takings by eminent domain, or the failure of tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with reduced or no revenue from a facility and to incur substantial capital expenditures in order to obtain replacement tenants.

   We may need to make significant capital improvements to our properties in order to remain competitive. The properties underlying our consolidated real estate interests may face competition from newer, more updated properties. In order to remain competitive, we may need to make significant capital improvements to these properties. In addition, in the event we need to re-lease a property, we may need to make significant tenant improvements. The costs of these improvements could adversely affect our financial performance.

   Uninsured and underinsured losses may affect the value of, or our return from, our real estate interests. Our properties, and the properties underlying our loans, have comprehensive insurance in amounts we believe are sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are, however, certain types of losses, such as earthquakes, floods, hurricanes and terrorism that may be uninsurable or not economically insurable. Also, inflation, changes in building codes and ordinances, environmental considerations and other factors might make it impractical to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

   Real estate with environmental problems may create liability for us. The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property. Contamination of real estate by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to us as owner, operator or lender for that cost. Many environmental laws can impose liability whether we know of, or are responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses, and may materially limit our use of our properties and may adversely affect our ability to make distributions to our shareholders. In addition, future or amended laws, or more stringent interpretations or enforcement policies with respect to existing environmental requirements, may increase our exposure to environmental liability.

   Compliance with Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. In spite of our investment procedures, it is possible that real estate relating to one of our investments could be found not to fully comply with the Americans with Disabilities Act. Such a finding could result in liability for both governmental fines and damages to private parties. This could reduce the revenues from that real estate that otherwise would be available to our borrower to pay interest on our loans or reduce the income to us from our interest in that real estate. As a result, if we or our borrowers were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, the resulting expense could adversely affect our ability to make distributions to our shareholders.

   Because we must distribute a substantial portion of our income to our shareholders, we will continue to need additional debt and/or equity capital to grow. We generally must distribute at least 90% of our taxable income to our shareholders to maintain our REIT status. As a result, those earnings will not be available to fund our activities. We have historically funded our operations by borrowing from financial institutions and raising capital in the public capital markets. We expect to continue to fund our operations this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common shares.

   Lack of geographic diversification exposes our investments to a higher risk of loss from regional economic factors. We generally invest in real estate located in mature markets in the Mid-Atlantic, Southeast and Mid-West regions of the United States. We have also invested in real estate located in mature markets in the West and Northeast regions of the United States. Although we anticipate that we will continue to focus on these regions for the foreseeable future, we are not subject to any geographic limitations within our organizational documents regarding where we may invest and, accordingly, we may make investments in other areas as appropriate opportunities are identified. This lack of geographic diversification may make our investment portfolio more sensitive to economic developments within a regional area, which may result in reduced rates of return or higher rates of default than might be incurred with a more geographically diverse investment portfolio.

   Our use of debt to fund our investments can reduce income available for distribution and cause losses. Our organizational documents do not limit the amount of indebtedness we may incur. Using leverage, whether with recourse to us generally or only with respect to a particular property, to acquire investments creates an opportunity for increased net income, but at the same time creates risks. For example, leverage can reduce the net income available for distributions to shareholders in periods of rising interest rates where interest rate increases are greater than increases in the rates of return on our investments. Therefore, we cannot be sure that our use of debt to fund our investments will prove to be beneficial. Moreover, when our assets secure our debt, we can lose some or all of our assets through foreclosure if we do not meet our debt service obligations.

   We use variable rate lines of credit to leverage fixed rate lending assets which may adversely affect our returns if interest rates rise. We often use amounts borrowed under our lines of credit to leverage investments we make. Our lines of credit bear interest at variable rates. Our investments usually have a fixed rate of return. In the event the interest rate on amounts borrowed under these lines of credit to leverage our investments rises, the return on these investments may be adversely affected.

   Concentration of our investments increases our dependence on individual investments. Although we generally invest between $2.0 million and $50.0 million in a loan or real estate interest, our organizational documents do not limit the size of our investments. If we make larger investments, our portfolio will be concentrated in a smaller number of assets, increasing the risk of loss to shareholders if a default or other problem arises with respect to any one investment. If we make material investments in any single borrower or group of affiliated borrowers, the failure of that borrower or group to perform their obligations to us could increase the risk of loss to our shareholders.

   Adverse developments in any arrangement with a third party that was the source of a material amount of our investments could adversely impact our growth. Our growth is dependent on our ability to continue to generate sufficient attractive investment opportunities. We have initiated numerous arrangements with third parties intended to increase our sources for originating investments in real estate. In our "seamless mezzanine" program, we initiated arrangements with several first-lien conduit lenders establishing the terms on which we would provide mezzanine loans in conjunction with first lien loans made by these lenders. We also started a "correspondent" program seeking to establish arrangements with potential referral sources. In the event any arrangement with a particular third party, whether through these programs or otherwise, became the source of a large percentage of our investments, any adverse developments in such an arrangement could adversely impact our growth. Failure of that arrangement could reduce our ability to maintain and build our portfolio.

   Quarterly results may fluctuate and may not be indicative of future quarterly performance. Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of repayments, variations in the amount of time between our receipt of the proceeds of a securities offering and our investment of those proceeds in loans or real estate interests, market conditions that result in increased cost of funds, the degree to which we encounter competition in our markets and general economic conditions.

                               LEGAL AND TAX RISKS

   We will be taxed as a regular corporation if we fail to maintain our REIT status. We have operated and intend to continue to operate in a manner that permits us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are complex, and we have not obtained a ruling from the Internal Revenue Service about our status as a REIT. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations. Opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. Furthermore, our continued qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and shareholder ownership requirements of the Internal Revenue Code on a continuing basis.

   If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders will not be deductible in computing our taxable income. Corporate tax liability would reduce the amount of cash available for distribution to our shareholders which, in turn, may reduce the trading prices of our common shares. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

   "Phantom income" may require us to borrow or sell assets to meet REIT distribution requirements. We must distribute at least 90% of our annual net taxable income, excluding any net capital gain or retained capital gain, in order to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

   -  85% of our ordinary income for that year,

   -  95% of our capital gain net income for that year, and

   -  100% of our undistributed taxable income from prior years.

   We have complied and intend to continue to comply with these distribution requirements. However, in some instances, the structure of our loans may require us to recognize income for federal income tax purposes even though we do not receive corresponding cash payments. This income recognition, in turn, increases the amount that we must distribute in order to avoid corporate income tax for that year unless there is an equivalent amount of deductions that do not require expenditures of cash, such as depreciation on owned real estate. This "phantom income" may arise for us in the following ways:

   - Origination of loans with appreciation interests may be deemed to have original issue discount for federal income tax purposes. Original issue discount is generally equal to the difference between an obligation's issue price and its stated redemption price at maturity. This "discount" must be recognized as income over the life of the loan even though the corresponding cash will not be received until maturity.

   - Our loan terms may provide for both an interest "pay" rate and "accrual" rate. When this occurs, we recognize interest based on the sum of the pay rate and the accrual rate, but only receive cash at the pay rate until maturity of the loan, at which time all accrued interest is due and payable.

   - Our loans or unconsolidated real estate interests may contain provisions whereby the benefit of any principal amortization of the underlying senior debt inures to us. We recognize this benefit as income as the amortization occurs, with no related cash receipts until repayment of our loan.

   - Sales or other dispositions of consolidated real estate interests, as well as significant modifications to loan terms may result in timing differences between income recognition and cash receipts.

   If any of the above circumstances occurs, it could require us, in order to avoid corporate income tax and the nondeductible excise tax, to borrow funds, sell assets at times which may not be advantageous to us, distribute amounts that represent a return of capital, or distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. To offset these risks, we have invested and intend to continue to invest, as appropriate, in consolidated real estate interests so that the non-cash depreciation deductions associated with these investments may help offset our non-cash income.

   Origination fees we receive will not be REIT qualifying income. We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   -  rents from real property,

   - interest on debt secured by mortgages on real property or on interests in real property, and

   - dividends or other distributions on and gain from the sale of shares in other REITs.

   Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of the foregoing. Gross income from any origination fees we obtain or from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests.

   Any origination fees we receive will not be qualifying income for purposes of the 75% or 95% gross income tests applicable to REITs under the Internal Revenue Code. We typically receive initial payments, or "points," from borrowers as commitment fees or additional interest. So long as the payment is for the use of money, rather than for other services provided by us, we believe that this income should not be classified as non-qualifying origination fees. However, the Internal Revenue Service may seek to reclassify this income as origination fees instead of commitment fees or interest. If we cannot satisfy the Internal Revenue Code's income tests as a result of a successful challenge of our classification of this income, we may not qualify as a REIT.

   Income from certain loans may not be REIT qualifying income. We have purchased and originated loans that are only indirectly secured by real property and may do so in the future. If a senior loan prevents us from recording a mortgage against the property, the junior note held by us may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangement. In these situations, the Internal Revenue Service may conclude that interest on our loans does not constitute interest from obligations "secured by mortgages on real property or on interests in real property." As a result, interest from these sources would not qualify for purposes of the 75% gross income test described above.

   Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax. If we sell any of our assets, the Internal Revenue Service may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

   A portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes. The amount of dividends we distribute to our common shareholders in a given quarter may not correspond to our taxable income for such quarter. Consequently, a portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes, and will not be taxable but will reduce shareholders' basis in the underlying common shares.

   Loss of our Investment Company Act exemption would affect us adversely. We believe that we are not an investment company under the Investment Company Act and intend to conduct our operations so that we do not become an investment company. The Investment Company Act exempts from its registration requirements entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under current SEC interpretations, in order to qualify for a "no-action" position from the SEC with respect to the availability of this exemption, at least 55% of our assets must be invested in these liens and interests and we may be required to invest an additional 25% in these types of liens and interests or in other "real estate type" assets. We believe that, generally, a loan will be considered to be a mortgage or other lien on real estate if we obtain foreclosure rights. We typically seek to obtain these rights in our loans. We have not, however, obtained an exemptive order, no-action letter or other form of interpretive guidance from the SEC on this position. If the SEC takes a different position, our portfolio may not have a composition that allows us to qualify under the exemption we claim. If we do not qualify, we must either change our operations and our asset composition to claim the exemption or register as an investment company. Either alternative could adversely affect us and the market price of our shares.

   Our board of trustees may change our policies without shareholder consent. Our board of trustees determines our policies and, in particular, our investment policies. Our board of trustees may amend our policies or approve transactions that deviate from these policies without a vote of or notice to our shareholders. Policy changes could adversely affect the market price of our shares and our ability to make distributions. Our board of trustees cannot take any action to disqualify us as a REIT or to otherwise revoke our election to be taxed as a REIT without the approval of a majority of our outstanding voting shares.

   Our ownership limitation may restrict business combination opportunities. To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our declaration of trust generally prohibits any person from owning more than (a) 8.3% or, with respect to our original promoter, Resource America, Inc., 15%, of our outstanding common shares or (b) 9.8% of the number of outstanding shares of any series of our preferred shares, and provides that:

   -  A transfer that violates the limitation is void.

   -  A transferee gets no rights to the shares that violate the limitation.

   - Shares acquired that violate the limitation transfer automatically to a trust whose trustee has all voting and other rights.

   - Shares in the trust will be sold and the record holder will receive the net proceeds of the sale.

   The ownership limitation may discourage a takeover or other transaction that our shareholders believe to be desirable.

   Preferred shares may prevent change in control. Our declaration of trust authorizes our board of trustees to issue preferred shares, to establish the preferences and rights of any preferred shares issued, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares, without shareholder approval. The issuance of preferred shares could delay or prevent a change in control, apart from the ownership limitation, even if a majority of our shareholders want control to change.

   Maryland anti-takeover statutes may restrict business combination opportunities. As a Maryland REIT, we are subject to various provisions of Maryland law which impose restrictions and require that specified procedures be followed with respect to the acquisition of "control shares" representing at least ten percent of our aggregate voting power and certain takeover offers and business combinations, including, but not limited to, combinations with persons who own one-tenth or more of our outstanding shares. While we have elected to "opt out" of the control share acquisition statute, our board of trustees has the right to rescind the election at any time without notice to our shareholders.

      CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

BOARD OF TRUSTEES

      Our declaration of trust requires us to have no fewer than three nor more than nine trustees. A majority of our trustees must be "independent trustees." The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

         - been an affiliate of Resource America, Brandywine Construction & Management or their affiliates,

         -  been one of our officers, or

         - had a material business or professional relationship with us, Resource America, Brandywine Construction & Management or their affiliates.

      As of the date of this prospectus, we have seven trustees, of whom five have been determined by our board of trustees to be independent trustees. The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

      Our declaration of trust provides that a trustee may be removed, with or without cause, by a two-thirds vote of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

      Under Maryland law, certain "business combinations" between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an "interested shareholder," or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an "interested shareholder" became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

         -  80% of our outstanding voting shares, and

         - two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

CONTROL SHARE ACQUISITIONS

      Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

         -  one-tenth or more but less than one-third,

         -  one-third or more but less than a majority, or

         -  a majority of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

      If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws from the Maryland control share acquisition statute.

      Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

AMENDMENT OF OUR DECLARATION OF TRUST AND BYLAWS

      Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

MEETINGS OF SHAREHOLDERS

      Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

ADVANCE NOTICE OF NOMINATIONS OF TRUSTEES AND NEW BUSINESS

      At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

DISSOLUTION

      Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

INDEMNIFICATION; LIMITATIONS OF TRUSTEES' AND OFFICERS' LIABILITY

      Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Maryland law permits limiting the liability of trustees and officers, except for liability resulting from:

         - actual receipt of an improper benefit or profit in money, property or services, or

         - a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

      Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers or any individual who, while a trustee, and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person.

      Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify and reimburse the expenses of their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

         - the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

            -  was committed in bad faith, or

            -  was the result of active and deliberate dishonesty, or

         - the director actually received an improper personal benefit in money, property, or services, or

         - in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

         - a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

         - an undertaking to repay the amount reimbursed if the standard of conduct was not met.

INDEMNIFICATION AGREEMENTS

      We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

      The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

      Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Securities Exchange Act of 1934 and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust's declaration of trust and bylaws. For example, the board of trustees may, by electing into the applicable statutory provisions and notwithstanding the trust's declaration of trust or bylaws:

         -  classify our board of trustees,

         - provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

         -  reserve for itself the right to fix the number of trustees,

         - provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote, and

         - retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

      Our board has not elected into the foregoing provisions. A board of trustees may implement all or any of these provisions without amending the trust's declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could increase the difficulty of completing an unsolicited takeover offer.

                       FEDERAL INCOME TAX CONSEQUENCES OF
                              OUR STATUS AS A REIT

   This section summarizes the federal income tax issues that an investor in our common shares may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, except to the extent discussed in " -- Taxation of Tax-Exempt Shareholders" and " -- Taxation of Non-U.S. Shareholders," below, this section does not address tax issues that may be important to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

   The statements in this section are based on current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

   We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of an investment and our election, and regarding potential changes in applicable tax laws.

      Our counsel, Ledgewood, a professional corporation, has opined that the discussion contained in the section "Federal Income Tax Consequences of Our Status as a REIT" identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common shares, and to the extent such summaries involve matters of law, such statement s of law are correct under the Internal Revenue Code. The opinions of tax counsel, and the discussions in this prospectus, are based upon existing law and interpretations of existing law, all of which may be changed either prospectively and retroactively.

TAXATION

   We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1998. We believe that we have operated in a manner qualifying us as a REIT since our election to be a REIT and we intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

      Based on factual representations made by us regarding our operations, in the opinion of Ledgewood, a professional corporation, our counsel, with respect to our taxable years ended through December 31, 2004, we qualified as a REIT under Sections 856 through 859 of the Internal Revenue Code, and our current and proposed method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Internal Revenue Code through actual operations. Ledgewood, a professional corporation, will not review our operations on an ongoing basis, and our actual operations may not enable us to meet these requirements in a particular year. The opinion of Ledgewood, a professional corporation, is not binding on the Internal Revenue Service or any court. The opinion of Ledgewood, a professional corporation, is based upon existing law, Internal Revenue Service regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change either prospectively or retroactively.

   Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of our tax treatment and the tax treatment of our shareholders if we fail to qualify as a REIT, see " -- Failure to Qualify."

   If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

   - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

   - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

   -  We will pay income tax at the highest corporate rate on

      - net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

      - other non-qualifying income from foreclosure property.

   - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

   - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under " -- Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

      - the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by

      - a fraction intended to reflect our profitability.

   - If we fail to satisfy one of the asset tests, as described below under " - Requirements for Qualification - Asset Tests," and nonetheless qualify as a REIT because we meet other requirements, we will pay a tax equal to the greater of (1) $50,000 or (2) the amount determined by multiplying the net income earned by us on the assets that caused us to fail one of the asset tests multiplied by the highest rate of corporate income tax.

   -  If we fail to distribute during a calendar year at least the sum of

      - 85% of our REIT ordinary income for such year,

      - 95% of our REIT capital gain net income for such year, and

      - any undistributed taxable income from prior periods,

we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

   - We may elect to retain and pay income tax on our net long-term capital gain.

   - If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

      - the amount of gain that we recognize at the time of the sale or disposition, and

      - the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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

REQUIREMENTS FOR QUALIFICATION

   A REIT is a corporation, trust or association that meets the following requirements:

   -  It is managed by one or more trustees or directors.

   - Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

   - It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

   - It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

   - At least 100 persons are beneficial owners of its shares or ownership certificates.

   - Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

   - It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

   - It uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws.

   - It meets certain other qualification tests, described below, regarding the nature of its income and assets.

   We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the sixth requirement, we will be deemed to have satisfied the sixth requirement for that taxable year. For purposes of determining share ownership under the sixth requirement, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

   We have issued sufficient common shares with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our declaration of trust restricts the ownership and transfer of our common shares so that we should continue to satisfy the fifth and sixth requirements.

   A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. We have two direct subsidiaries, RAIT General and RAIT Limited, and we own all of their capital stock. RAIT General is the sole general partner of RAIT Partnership and RAIT Limited is the sole limited partner of RAIT Partnership. As of the date of this prospectus, RAIT Partnership owns all of the capital stock in 15 other corporations involved in the ownership of certain of our portfolio assets. Thus, RAIT General, RAIT Limited and the other 15 subsidiaries will be ignored as separate entities, and all of their assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities and items of income, deduction and credit.

   An unincorporated entity that is beneficially owned by a single parent entity is not treated as an entity separate from its parent. As of the date of this prospectus, we own all of RAIT General and RAIT Limited which, in turn, own all of RAIT Partnership, the entity that holds all of our investment assets. As of the date of this prospectus, RAIT Partnership beneficially owns all of the membership interests in 14 limited liability companies and all of the partnership interests in 2 limited partnerships involved in the ownership of certain of our portfolio assets. These limited liability companies are treated as partnerships for federal income tax purposes. Thus, RAIT Partnership and the limited liability companies and limited partnerships it owns will not be treated as entities separate from us for so long as RAIT Partnership's only partners are RAIT General and RAIT Limited, we own all of their capital stock, and RAIT

Partnership beneficially owns all of the membership interests and partnership interests of these limited liability companies and limited partnerships.

   In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, when RAIT Partnership admits a partner other than us, or a qualified REIT subsidiary of us, our proportionate share of the assets, liabilities and items of income of RAIT Partnership, and those of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership") will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

   A REIT is allowed to own up to 100% of the stock of a "taxable REIT subsidiary," or TRS. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. As of the date of this prospectus, we have one TRS.

INCOME TESTS

   We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   -  rents from real property,

   - interest on debt secured by mortgages on real property or on interests in real property, and

   - dividends or other distributions on and gain from the sale of shares in other REITs.

   Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of the foregoing. Gross income from any origination fees we obtain or from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

   Where the principal amount of mortgages on a property exceeds the property's fair market value, the Internal Revenue Service may contend that the lender is actually the owner of the property for tax purposes. Since we have acquired and may continue to acquire loans whose principal amount exceeds the fair market value of the underlying property, a recharacterization may occur although the existence of forbearance or other workout arrangements would make it less likely. If we are found to be the owner of real property rather than a mortgagee, our income would consist of the rent from the property rather than interest on our loan. We would generally be entitled to deductions for operating expenses of the property as well as for depreciation. Consequently, as long as the rent qualifies as "rents from real property," it is unlikely that such recharacterization would adversely affect our qualification under the asset tests, income tests or distribution requirements, except as discussed below.

   The term "interest," generally does not include any amount that depends in whole or in part on the income or profits of any person. However, an amount generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount generally will not be excluded from the term "interest" solely because it is based on the income or profits of a debtor if substantially all of the debtor's gross income from the property qualifies as rents from real property if received by a REIT. Furthermore, interest from an appreciation interest based on the sale price of a property will be treated as gain from the sale of the property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

   Interest, original issue discount and market discount income from our loans generally will be qualifying interest income for purposes of both the 75% and 95% gross income tests. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the value of the property securing the loan on the date we originated or acquired the loan, the portion of the income from the loan derived from the excess principal amount will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

   We have purchased and originated loans that are only indirectly secured by real property and may do so in the future. If a senior loan prevents us from recording a mortgage against the property, the junior note held by us may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangement. Interest as well as any original issue discount and market discount income derived from such loans should be qualifying interest income for purposes of both the 75% and 95% gross income tests. It is possible, however, that the Internal Revenue Service would conclude that interest on these loans does not constitute interest from a loan "secured by mortgages on real property or on interests in real property," so that such interest would not qualify for purposes of the 75% gross income test. (In such case the loan itself may not qualify as a qualified asset for purposes of the 75% asset test discussed below.) In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and the loans will be treated as qualifying assets for purposes of the 75% asset test, provided several requirements are satisfied. Revenue Procedure 2003-65 was effective August 4, 2003. While many of the loans we made after the effective date of this Revenue Procedure that are not secured by a direct interest in real property qualify for the safe harbor in Revenue Procedure 2003-65, some loans do not qualify, and some loans made in the future may not qualify, for the safe harbor. In addition, since the specific requirements of Revenue Procedure 2003-65 were not known at the time we entered into some of our existing loans, not all of these loans meet each of the safe harbor tests. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test and the loans may not be qualifying assets for the 75% asset test discussed below.

   In the case of wraparound loans, there is authority for the position that only the interest attributable to the amounts advanced by the REIT or a person from whom it acquired the loan will constitute income to the REIT. Under this interpretation, amounts we receive from the borrower that are used to pay debt service on the underlying senior debt would be treated as having been paid directly by the borrower to the senior lender and thus excluded from our gross income. We believe that we have satisfied the income tests regardless of whether all of the interest on our wraparound loans is treated as income or only the interest attributable to the amounts advanced by us is treated as income.

   We may originate or acquire mortgage loans that have appreciation interests. We may be required to recognize income from an appreciation interest over the term of the related loan using a method that generally will result in our recognizing at least some taxable income in advance of the related cash flow.

   A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

   We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from a foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

   - that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or

   - process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

   - for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

   - for which such REIT makes a proper election to treat such property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.

   However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

   - on which a lease is entered into with respect to the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

   - on which any construction takes place on the property, other than completion of a building or other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

   - which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

   Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if we meet each of the following conditions:

   - The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

   - Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants and the amount of rent paid by the TRS is substantially comparable to rent paid by the other tenants of the property for comparable space.

   - All of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

   - We generally must not operate or manage our real property or furnish or render services to our tenants other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, a TRS can provide customary and noncustomary services to our tenants without tainting our rental income.

We believe that the rents we receive meet all of these conditions.

   If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

   - our failure to meet such tests is due to reasonable cause and not due to willful neglect,

   -  we attach a schedule of the sources of our income to our tax return, and

   - any incorrect information on the schedule was not due to fraud with intent to evade tax.

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

   We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in " -- Taxation" even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

   To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

   -  cash or cash items, including certain receivables;

   -  government securities;

   - interests in real property, including leaseholds and options to acquire real property and leaseholds;

   -  interests in mortgages on real property;

   -  stock in other REITs; and

   - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and certain partnership interests (including all interests in subsidiary partnerships) and debt obligations:

   - not more than 5% of the value of our total assets may be represented by the securities of any one issuer,

   - we may not own securities that possess more than 10% of the total voting power of outstanding voting securities of any one issuer, and

   - we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

   If the fair market value of the real property securing a mortgage loan equals or exceeds the outstanding principal balance of the loan, the loan will be a qualifying asset. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, the excess amount may not be a qualifying asset, although the matter is not free from doubt. An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in partnerships or limited liability companies that are taxed as partnerships that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. We have purchased and originated loans that are only indirectly secured by real estate, and we may continue to do so in the future.

   We expect that any loans, real properties and temporary investments that we acquire generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property, or to the extent the asset is a loan that is not deemed to be an interest in real property. In the case of wraparound loans, it is uncertain whether the entire wraparound mortgage amount or only the amount of our investment that is in excess of the principal amount of the underlying loans will be considered our asset. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

   - we satisfied the asset tests at the close of the preceding calendar quarter and

   - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

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

   If we did not satisfy the condition described in the first item, above, we still may avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Moreover, as a result of recently enacted legislation, our failure to meet the 5% or either of the 10% tests described above will not necessarily result in our disqualification as a REIT. So long as the overage is the result of reasonable cause, disqualification is replaced by a two part process. First, we have the opportunity to dispose without penalty (within six months of identifying the failure to meet the requirements) interests comprising up to the lesser of $10,000,000 or 1% of our total assets to meet the 5% and 10% tests. Second, assets in excess of the 1% amount would be subject to a tax of the greater of $50,000 or the highest corporate tax rate multiplied by the net income from those assets.

   As described above, we may own up to 100% of the stock of TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and a taxable subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs. As of the date of this prospectus, we have one TRS, the value of which is less than 1% of our assets.

DISTRIBUTION REQUIREMENTS

   Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

   -  the sum of

      - 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

      -  90% of our after-tax net income, if any, from foreclosure property;
         minus

   -  the sum of certain items of non-cash income.

   We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. Although the distribution requirement was reduced from 95% to 90% for taxable years beginning after December 31, 2000, we intend to continue to attempt to distribute 100% of our REIT taxable income.

   We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

   -  85% of our REIT ordinary income for such year,

   -  95% of our REIT capital gain income for such year, and

   -  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See " -- Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

   It is possible that, from time to time, we may experience timing differences between:

   - the actual receipt of income and actual payment of deductible expenses, and

   - the inclusion of that income and deduction of those expenses in arriving at our REIT taxable income.

For example, we will recognize taxable income in excess of our cash receipts when original issue discount accrues with respect to a loan. Original issue discount generally will accrue taking into account projected prepayments, such as those arising from appreciation interests, but not allowing credit losses to be reflected until they are actually incurred. Also, we may recognize as income taxable market discount income from the proceeds of the sale of, or principal payments from, loans that are "market discount bonds," although such proceeds often will be used to make non-deductible principal payments on related borrowings. "Market discount bonds" are obligations with a stated redemption price at maturity that is greater than our tax basis in such obligations. We also may recognize income in excess of cash receipts if we make wraparound loans where the payments of nondeductible principal we must make on the underlying loans exceed the amount of nontaxable principal we receive from the borrower. There is authority, however, for the position that only the interest on the amount advanced by the wraparound lender is included in the income of a REIT making such a loan; this would reduce or limit the possibility of mismatching. In addition, we may recognize net capital gain attributable to the sale of depreciated property that exceeds our cash receipts from the sale. We also may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a "significant modification" to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan. Finally, we cannot deduct from our REIT taxable income capital losses recognized by us. As a result of these considerations, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common shares.

   Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

   We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with such requirements.

FAILURE TO QUALIFY

   If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we will be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to as the 2003 tax act. Under the 2003 tax act, the highest federal income tax rate on capital gains and dividends was lowered to 15% for 2003-08, with taxpayers in lower income brackets paying 5% on capital gains and dividends in 2003-07 and no taxes on such income in 2008. However, dividends received from a REIT generally do not qualify as dividends for this purpose. Instead, they are taxable as ordinary income subject to a maximum rate of 35% (reduced pursuant to the 2003 tax act from the previous maximum rate of 38.6%). REIT dividends would qualify for the reduced rate only to the extent the REIT makes a capital gains distribution, distributes dividends received from a taxable REIT subsidiary or other corporation or, to the extent permitted, a REIT pays corporate income taxes and retains earnings. None of the dividends we have paid in the past would have qualified for the reduced rate. In addition, a U.S.

shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of common shares that for United States federal income tax purposes is:

   -  a citizen or resident of the United States;

   - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

   - an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

   -  any trust with respect to which

      - a United States court is able to exercise primary supervision over its administration, and

      - one or more United States persons have the authority to control all of its substantial decisions.

   A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on his or her proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for his or her proportionate share of the tax we paid. The U.S. shareholder would increase his or her basis in our shares by the amount of his or her proportionate share of our undistributed long-term capital gain, minus his or her share of the tax we paid.

   A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her common shares as long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of these months, the distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

   Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

   We may recognize taxable income in excess of our economic income, known as "phantom income," in the first years we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder's after-tax return on his or her investment in us to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our shares at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF SHARES

   In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

   The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. Under the 2003 tax act, the maximum marginal individual income tax rate is 35% for 2003 and all subsequent years. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers was reduced by the 2003 tax act from 20% to 15%, with taxpayers in lower income brackets paying 5%, for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

   We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 27.5% with respect to distributions unless the holder:

   - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

   - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

   A shareholder who does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see " -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt- financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

   - the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

   - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and either:

      -  one pension trust owns more than 25% of the value of our shares or

      - a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

      The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income, or UBTI. In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

         - The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

         - The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         - The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") within the meaning of Section 860D of the Internal Revenue Code.

         - All or a portion of our Company is not considered a taxable mortgage pool.

      Although we do not intend to invest a material amount of assets in REMICS, certain taxable income produced by REMIC residual interests may cause our stockholders to suffer certain adverse tax consequences. In addition, we have entered into certain financing transactions which are treated as taxable mortgage pools, and with respect to which we are treated as owning residual interests. See "Certain Federal Income Tax Consequences."

      If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a pension-held REIT at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

      We do not expect that we will be a pension-held REIT. However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a pension-held REIT in the future.

      If we were to become a pension-held REIT in the future and were to originate investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning

10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a pension-held REIT, certain amounts received by a stockholder that is a tax-exempt entity may be treated as UBTI.

TAXATION OF NON-U.S. SHAREHOLDERS

   The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common shares, including any reporting requirements.

   A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

   - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

   - the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

   A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of our common shares. Instead, such a distribution will reduce the adjusted basis of those common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

   We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

   For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from the sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Under recently enacted legislation, for our taxable years beginning January 1, 2005 and thereafter, as long as our shares are traded on an established U.S. securities market and the non-U.S. shareholder does not own more than 5% of the class of shares with respect to which the distribution is made, the distribution will not be treated as gain recognized from the sale or exchange of a United States real property interest, and it will not be taxed as a capital gain and no branch profits tax will be applicable. Instead, such distributions will be taxed as ordinary dividends.

   A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that this test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. If the gain on the sale of the shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

   - the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

   - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

STATE AND LOCAL TAXES

   We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or such securityholders transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, holders of our securities should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

                              SELLING SHAREHOLDERS

      The selling shareholders listed below acquired or may acquire the shares listed in the column "Common Shares Registered Under This Prospectus" pursuant to equity compensation granted under the 2005 equity compensation plan. The table shows, as of May 31, 2005, certain information regarding the selling shareholders' ownership of our common shares. We encourage our employees and trustees to acquire common shares pursuant to this equity compensation. We believe that this prospectus and the registration statement of which it is a part, which permits resales of shares so acquired by our employees and trustees, encourages acquisition of common shares by our employees and trustees by providing liquidity for their investment. Accordingly, while the number of shares set forth in the column "Common Shares To Be Owned After The Offering" assumes that all common shares acquired by a selling shareholder pursuant to this equity compensation will be offered or sold, the selling shareholders are not required to sell any shares. Employees and trustees, their family members, trusts in which these persons have more than a 50% of the beneficial interest, a foundation in which these persons (or the employee or trustee) control the management of assets or any other entity in which these persons (or the employee or trustee) own more than 50% of the voting interests, that acquire common shares under the equity plan may be added to the selling shareholder list below by a prospectus supplement filed with the SEC. The number of common shares to be sold by any selling shareholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

      Betsy Z. Cohen has served as our Chairman, Chief Executive Officer and one of our trustees since our founding in August 1997. Edward S. Brown has served as one of our trustees since June 1999. Jonathan Z. Cohen has served as our Vice Chairman of the Board of Trustees since October 2003, as our Secretary since February 1998 and as one of our trustees since September 1997. S. Kristin Kim has served as one of our trustees since October 2003. Arthur Makadon has served as one of our trustees since July 2002. Joel R. Mesznik has served as one of our trustees since our founding in August 1997. Daniel Promislo has served as one of our trustees since our founding in August 1997. Scott F. Schaeffer was elected in September 2000 to serve as our President and Chief Operating Officer. Jay R. Cohen was elected in October 1997 to serve as one of our Executive Vice Presidents. Ellen J. DiStefano was elected in October 1997 to serve as our Chief Financial Officer and also has served as one of our Executive Vice Presidents since December 1998. Kenneth Frappier was elected in April 2002 to serve as our Senior Vice President-Portfolio and Risk Management.

                         AMOUNT AND NATURE          COMMON SHARES         COMMON SHARES      PERCENTAGE OF CLASS TO BE
                          OF SHARES OWNED         REGISTERED UNDER      TO BE OWNED AFTER       BENEFICIALLY OWNED
       NAME            PRIOR TO OFFERING (1)     THIS PROSPECTUS (1)     THE OFFERING (2)        AFTER OFFERING(3)
-------------------    ---------------------    --------------------    -----------------    -------------------------
Betsy Z. Cohen               520,391 (4)              366,526               153,865                      *
Edward S. Brown               13,448 (5)               13,448                     0                      *
Jonathan Z. Cohen             33,716 (6)               14,500                19,216                      *
S. Kristin Kim                11,396 (7)               11,396                     0                      *
Arthur Makadon                12,396 (8)               12,396                     0                      *
Joel R. Mesznik               17,948 (9)               14,948                 3,000                      *
Daniel Promislo               15,948 (10)              14,948                 1,000                      *
Scott F. Schaeffer           133,594 (11)             117,500                16,094                      *
Jay R. Cohen                 110,822 (12)              89,117                21,705                      *
Ellen J. DiStefano            79,362 (13)              70,182                 9,180                      *
Kenneth R. Frappier           30,815 (14)              29,500                 1,315                      *

----------

* Less than 1%.

(1) Includes all common shares acquired and not previously sold by the relevant selling shareholder pursuant to the equity compensation granted under the 2005 equity compensation plan and all common shares which the relevant selling shareholder has the right to acquire through equity compensation granted under the equity plan, whether or not such right has yet vested or will become vested within 60 days after the date hereof. Includes common shares which may become issuable under phantom shares issued under the RAIT Investment Trust Phantom Share Plan, or the phantom share plan. The phantom share plan provides that phantom shares issued under the phantom share plan will be redeemed in cash, unless our shareholders authorize the issuance of common shares under the phantom share plan, and, if such shareholder approval is received, the compensation committee of our board of trustees may determine, in its sole discretion, that the redemption paid to the grantees for their phantom shares will be paid in common shares rather than cash. Our shareholders did authorize such issuance at our annual meeting of shareholders on May 18, 2005. In the event the compensation committee made such a determination, any common shares so paid will be issued under the equity plan as an "other share-based award." As of the date of this prospectus, the compensation committee has not made any such determination. See "Proposal 2. Amendment and Restatement of the RAIT Investment Trust 1997 Stock Option Plan -- Phantom Share Plan" in our definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 11, 2005 for a discussion of the phantom share plan.

(2) Assumes all common shares registered pursuant hereto will be sold, although there can be no assurance that any of the selling shareholders will offer for sale or sell any or all of the common shares offered by them pursuant to this prospectus. Also assumes that no other common shares are acquired or transferred by the relevant selling shareholder.

(3) Based on 25,592,077 common shares outstanding as of May 6, 2005. Common shares issuable pursuant to equity compensation granted to the relevant selling shareholder within 60 days are deemed to be outstanding with respect to the calculation of that selling shareholder's percent of class.

(4) Includes 5,100 common shares directly held by Mrs. Cohen; 9,228 common shares held in the Company's Cash and Deferred Savings Plan, or 401(k) plan, for the benefit of Mrs. Cohen; 30,446 common shares held by an individual retirement account, or IRA, for the benefit of Mrs. Cohen; 126,801 common shares held by a charitable foundation of which Mrs. Cohen serves as trustee; 37,290 common shares held in an IRA account for the benefit of Mrs. Cohen's spouse, Edward E. Cohen; 68,190 common shares held by Solomon Investment Partnership, L.P., a limited partnership of which Mrs. Cohen and her spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole limited partners; and 243,336 common shares issuable upon exercise of options granted under the equity plan. Of these options, 209,586 are fully vested and 33,750 will not vest within sixty days. Excludes 58,912 common shares deposited in a "rabbi" trust established in connection with the SERP established pursuant to Mrs. Cohen's employment agreement with the Company. Excludes common shares held by Resource America, Inc. Mrs. Cohen is (i) the spouse of Edward E. Cohen, the Chairman of the Board of Resource America, and (ii) the parent of Jonathan Z. Cohen, the Chief Executive Officer, President and a director of Resource America.

(5) Includes 448 common shares that may become issuable upon the redemption of phantom shares granted pursuant to the phantom share plan. See footnote 1 above.

(6) Includes 32,420 common shares held directly by Mr. Jonathan Z. Cohen, 776 common shares held in a 401(k) plan account for his benefit and 500 common shares issuable upon exercise of options granted under the equity plan. All of these options are fully vested Excludes common shares held by Resource America. See footnote 4 above.

(7) Includes 10,000 common shares issuable upon exercise of options granted under the equity plan. Of these options, 2,500 are fully vested, 750 are subject to early exercise rights, but will not vest within sixty days and 6,750 will not vest within sixty days. Includes 1,396 common shares that may become issuable upon the redemption of phantom shares granted pursuant to the phantom share plan. See footnote 1 above.

(8) Includes 11,000 common shares issuable upon exercise of options granted under the equity plan. Of these options, 5,500 are fully vested, 2,750 will vest within sixty days, 250 are subject to early exercise rights but will not vest within sixty days and 2,500 will not vest within sixty days. Includes 1,396 common shares that may become issuable upon the redemption of phantom shares granted pursuant to the phantom share plan. See footnote 1 above.

(9) Includes 448 common shares that may become issuable upon the redemption of phantom shares granted pursuant to the phantom share plan. See footnote 1 above.

(10) Includes 448 common shares that may become issuable upon the redemption of phantom shares granted pursuant to the phantom share plan. See footnote 1 above.

(11) Includes 87,500 common shares directly held by Mr. Schaeffer, 5,594 common shares held in a 401(k) plan account for the benefit of Mr. Schaeffer, 3,000 common shares held in an IRA account for the benefit of Mr. Schaeffer and 37,500 common shares issuable upon exercise of options granted under the equity plan. Of these options, 9,375 are fully vested and 28,125 will not vest within sixty days.

(12) Includes 4,500 common shares held directly by Mr. Jay R. Cohen; 4,208 common shares held in an IRA account for the benefit of Mr. Cohen; 27,771 common shares held jointly by Mr. Cohen and his spouse; 8,341 common shares held in an IRA account for the benefit of Mr. Cohen's spouse; 11,002 common shares held in Mr. Cohen's 401(k) plan account; and 55,000 common shares issuable upon exercise of options granted under the equity plan. Of these options, 51,250 are fully vested and 3,750 will not vest within sixty days.

(13) Includes 3,000 common shares directly held by Mrs. DiStefano, 2,502 common shares held by Mrs. DiStefano jointly with her spouse; 1,295 common shares held in an IRA account for the benefit of Mrs. DiStefano, 1,190 common shares held in an IRA account for the benefit of Mrs. DiStefano's spouse, 64 common shares held in education IRA's for the benefit of Mrs. DiStefano's children, 5,629 common shares held in a 401(k) plan account for the benefit of Mrs. DiStefano, and 65,682 common shares issuable upon exercise of options granted under the equity plan. Of these options, 61,932 are fully vested and 3,750 will not vest within sixty days.

(14) Includes 9,000 common shares directly held by Mr. Frappier, 3,000 shares held by Mr. Frappier's spouse, 1,315 common shares held in a 401(k) plan account for the benefit of Mr. Frappier, and 17,500 common shares issuable upon exercise of options granted under the equity plan. Of these options, 13,750 are fully vested, 625 are subject to early exercise rights but will not vest within sixty days and 3,125 will not vest within sixty days.

                              PLAN OF DISTRIBUTION

      The selling shareholders may sell the common shares for their own accounts from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, secondary distributions pursuant to and in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or purchasers of the common shares for whom they may act as agent, which broker-dealer compensation may be in excess of customary commissions.

      We have no basis for estimating either the number of common shares, if any, that will ultimately be sold by the selling shareholders or the prices at which the selling shareholders may sell shares. All selling and other expenses incurred by individual selling shareholders will be borne by those selling shareholders.

                                 USE OF PROCEEDS

      We will not realize any proceeds from the sale of the common shares which may be sold pursuant to this prospectus for the respective accounts of the selling shareholders. We, however, may derive proceeds upon the exercise of the options or pursuant to any payment that may be required pursuant to equity compensation granted to selling shareholders pursuant to the 2005 equity compensation plan. All such proceeds will be available to us for working capital and general corporate purposes. We cannot predict the timing or the amount of any option exercises or other such payment.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, whose report is incorporated by such reference in this prospectus and given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 incorporated by reference in this prospectus, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, the report of Grant Thornton LLP included in our quarterly report on Form 10-Q for the quarter ended March 31, 2005 and incorporated by reference herein, states that Grant Thornton LLP did not audit and does not express any opinion on that interim financial information. Accordingly, the degree of your reliance on this report on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL OPINIONS

      The legality of the securities will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP. In addition, the description of federal income tax consequences in "Federal Income Tax Consequences of Our Status as a REIT" is based upon an opinion of Ledgewood, a professional corporation.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC, but which we do not include in this prospectus. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

-  Annual Report on Form 10-K for the year ended December 31, 2004.

-  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

-  Current Reports on Form 8-K filed January 31, 2005 and May 24, 2005.

- The description of our common shares contained in Form 8-A/A dated January 2, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              RAIT Investment Trust
                            ATTN: Ellen J. DiStefano
              Executive Vice President and Chief Financial Officer
                           c/o RAIT Partnership, L.P.
                         1818 Market Street, 28th Floor
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 861-7900

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

      The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to the registration statement. You can obtain copies of these documents from the SEC or from us, as described above.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized representations or information. This prospectus is an offer to sell only the common shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward Looking Statements.............................         2
Our Company............................................         3
Risk Factors...........................................         4
Certain Provisions of Maryland
   Law and of our Declaration of
   Trust and Bylaws....................................        11
Federal Income Tax Consequences
   of our Status as a REIT.............................        15
Selling Shareholders...................................        29
Plan of Distribution...................................        32
Use of Proceeds........................................        32
Experts................................................        32
Legal Opinions.........................................        32
Where You Can Find More
   Information.........................................        33

                                2,500,000 Shares

                                  COMMON SHARES

                                 ---------------

                                RESALE PROSPECTUS

                                 ---------------

                                  June 3, 2005

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The registrant hereby files this Registration Statement on Form S-8 for the purpose of registering an additional 900,000 of the registrant's common shares of beneficial interest, par value $0.01 per share, issuable pursuant to equity compensation granted pursuant to the registrant's RAIT Investment Trust 2005 Equity Compensation Plan. In accordance with General Instruction E to Form S-8, the registrant incorporates by reference the contents of the registrant's Registration Statements on Form S-8, Registration No. 333-67452, filed on August 14, 2001, and Registration No. 333-100766, filed on October 25, 2002, including the information incorporated therein by reference.

      The following documents of the registrant filed with the Securities and Exchange Commission (the "SEC"), are also incorporated by reference in this Registration Statement:

   -  Annual Report on Form 10-K for the year ended December 31, 2004.

   -  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

   -  Current Reports on Form 8-K filed January 31, 2005 and May 24, 2005.

   - The description of the registrant's common shares contained in Form 8-A/A dated January 2, 1998.

      All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

      Maryland law permits a Maryland REIT to include in its trust agreement a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty, or an act or omission committed in bad faith established by a final judgment as being material to the cause of action. The Declaration of Trust of RAIT Investment Trust ("RAIT") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      The Declaration of Trust of RAIT authorizes RAIT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(1) any present or former trustee or officer or (2) any individual who, while a trustee of RAIT and at the request of RAIT, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of RAIT.

      Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law requires a Maryland REIT, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by a Maryland REIT, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by a Maryland REIT if it shall ultimately be determined that the standard of conduct was not met. In addition, RAIT has entered into Indemnity Agreements with its executive officers and trustees. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and By laws -- Indemnification; Limitation of Trustees' and Officers' Liability" and "--Indemnification Agreements" in the Resale Prospectus included in this registration statement on Form S-8.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

      The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

Undertakings required by Item 512(a)of Regulation S-K

      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by Item 512(b) of Regulation S-K

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 3, 2005.

                                      RAIT INVESTMENT TRUST

                                      By: /s/ Betsy Z. Cohen
                                          -------------------------------------
                                          Betsy Z. Cohen
                                          Chairman, Chief Executive Officer
                                          And Trustee (Chief Executive
                                          Officer)

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Betsy Z. Cohen, Scott F. Schaeffer and Ellen J. DiStefano, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/   BETSY Z. COHEN                               Chairman, Chief Executive                  June 3, 2005
---------------------------------
          Betsy Z. Cohen                              Officer and Trustee
                                                 (Principal Executive Officer)

/s/   SCOTT F. SCHAEFFER                     President and Chief Operating Officer            June 3, 2005
---------------------------------
        Scott F. Schaeffer

/s/   ELLEN J. DISTEFANO                          Executive Vice President and                June 3, 2005
---------------------------------
        Ellen J. DiStefano                          Chief Financial Officer
                                                (Principal Financial Officer and
                                                 Principal Accounting Officer)

/s/   JONATHAN Z. COHEN                       Secretary, Vice-Chairman and Trustee            June 3, 2005
---------------------------------
         Jonathan Z. Cohen

/s/   EDWARD S. BROWN                                       Trustee                           June 3, 2005
---------------------------------
          Edward S. Brown

/s/   S. KRISTIN KIM                                        Trustee                           June 3, 2005
---------------------------------
          S. Kristin Kim

/s/   ARTHUR MAKADON                                        Trustee                           June 3, 2005
---------------------------------
          Arthur Makadon

/s/   JOEL R. MESZNIK                                       Trustee                           June 3, 2005
---------------------------------
          Joel R. Mesznik

/s/   DANIEL PROMISLO                                       Trustee                           June 3, 2005
---------------------------------
          Daniel Promislo

                                  EXHIBIT INDEX

The following exhibits are filed herewith:

EXHIBIT       DOCUMENT
-------       --------
4.1           Amended and Restated Declaration of Trust of RAIT Investment
              Trust(1).

4.2 Articles of Amendment to Amended and Restated Declaration of Trust of RAIT Investment Trust(2).

4.3 Articles of Amendment to Amended and Restated Declaration of Trust of RAIT Investment Trust(3).

4.4 Certificate of Correction to the Amended and Restated Declaration of Trust of RAIT Investment Trust(4).

4.5           Articles Supplementary relating to the 7.75% Series A Cumulative
              Redeemable Preferred Shares of Beneficial Interest (the "Series A
              Articles Supplementary") (5).

4.6           Certificate of Correction to the Series A Articles
              Supplementary(5).

4.7           Articles Supplementary relating to the 8.375% Series B Cumulative
              Redeemable Preferred Shares of Beneficial Interest(6).

4.8           By-laws of RAIT Investment Trust, as amended(1).

4.9           Articles of Incorporation of RAIT General, Inc.(1).

4.10          By-laws of RAIT General, Inc.(1).

4.11          Articles of Incorporation of RAIT Limited, Inc.(1).

4.12          By-laws of RAIT Limited, Inc.(1).

4.13          Certificate of Limited Partnership of RAIT Partnership, L.P.(1).

4.14          Limited Partnership Agreement of RAIT Partnership, L.P.(1).

4.15          Form of Certificate for Common Shares of Beneficial Interest(3).

4.16          Form of Certificate for 7.75% Series A Cumulative Redeemable
              Preferred Shares of Beneficial Interest (7).

4.17          Form of Certificate for 8.375% Series B Cumulative Redeemable
              Preferred Shares of Beneficial Interest (6).

4.18          RAIT Investment Trust 2005 Equity Compensation Plan (8).

5 Opinion of DLA Piper Rudnick Gray Cary US LLP as to the legality of securities being registered (including consent).

8 Opinion of Ledgewood, a professional corporation, regarding tax matters (including consent).

15.1          Awareness Letter from Independent Accountants.

23.1          Consent of Grant Thornton LLP.

23.2          Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit
              5).

23.3 Consent of Ledgewood, a professional corporation (included in Exhibit 8).

24 Power of Attorney (included as part of signature pages to this registration statement).

(1) Incorporated by reference to RAIT Investment Trust's Registration Statement on Form S-11 (Registration No. 333-35077).

(2) Incorporated by reference to RAIT Investment Trust's Registration Statement on Form S-11 (Registration No. 333-53067).

(3) Incorporated by reference to RAIT Investment Trust's Registration Statement on Form S-2 (Registration No. 333-55518).

(4) Incorporated by reference to RAIT Investment Trust's Form 10-Q for the Quarterly Period ended March 31, 2002 (File No. 1-14760).

(5) Incorporated herein by reference to RAIT Investment Trust's Form 8-K as filed with the Securities and Exchange Commission on March 18, 2004 (File No. 1-14760).

(6) Incorporated herein by reference to RAIT Investment Trust's Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004 (File No. 1-14760).

(7) Incorporated herein by reference to RAIT Investment Trust's Form 8-K as filed with the Securities and Exchange Commission on March 22, 2004 (File No. 1-14760).

(8) Incorporated by reference to RAIT Investment Trust's Form 8-K as filed with the Securities and Exchange Commission on May 24, 2005.